Exhibit 99.1

[Logo for FEATHERLITE]

FOR:

Featherlite, Inc.

P.O. Box 320

Cresco, Iowa 52136

Contact: John K. Hall,

Director of Corporate Communications,

563-547-6000

FOR IMMEDIATE RELEASE

FEATHERLITE ANNOUNCES FIRST QUARTER RESULTS

Company posts loss of $676,000 or $0.09 per diluted share

CRESCO, Iowa, May 7, 2003 – Featherlite, Inc. (Nasdaq: FTHR) today reported a consolidated net loss for the first quarter ended March 31, 2003 of $676,000, a loss of $0.09 per diluted share on revenues of $41.7 million. This loss was caused in large part by reduced gross profit due to lower net sales in the first quarter of 2003. This compares with a profit of $1.1 million, or $0.17 per diluted share, on net sales of $60.6 million in the first quarter of 2002. Consolidated net sales decreased by $18.9 million, or 31.2 percent, over the same period last year that experienced a surge in sales following the slowdown triggered by the events of September 11, 2001.

“While net sales declined in the first quarter, we believe that Featherlite has gained market share in both the motorcoach and trailer segments,” Conrad Clement, chairman and chief executive officer, said. “This should position the Company for future advantage as the economy recovers.”

“Our first quarter performance did not meet our expectations,” Clement said. “We believe the general economic uncertainty, the effect of the war in Iraq and dampened consumer confidence caused a significant percentage of buyers to delay their purchases in the first quarter of 2003. Yet our sales leads in the first months of 2003 are at record levels. With the announcement this month of Featherlite’s new and enhanced trailer models coupled with our strong marketing efforts and the cessation of hostilities in Iraq, we are cautious, but optimistic about improved sales and overall financial performance. In addition, the Company has recently implemented a program to significantly reduce selling and administrative expenses and to reduce manufacturing labor and overhead in both the trailer and coach divisions. We believe these cost reductions together with our marketing efforts will position the Company for a return to profitability in future quarters,” Clement concluded.

Due to the first quarter loss, the Company is not in compliance with certain financial covenants in its U.S. Bank National Association (U.S. Bank) facility and in its GE Commercial Distribution Finance (GE) (formerly Deutsche Financial Services Corporation) facility. The Company is working with these lenders to obtain waivers of these violations, and expects they will be granted.

About Featherlite

Featherlite, Inc., is an innovative leader in designing, manufacturing and marketing high quality aluminum specialty trailers, transporters and luxury motorcoaches. With more that 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite has highly diversified product lines offering hundreds of standard model and custom-designed aluminum specialty trailers, specialized transporters, mobile marketing trailers and luxury motorcoaches.

Featherlite® is the “Official Trailer” of NASCAR, Champ Car, Indy Race League (IRL), SPORTSCAR and World of Outlaws (W.O.O.). Featherlite also is sponsor of many equine and livestock events and its products are displayed in over 1,000 fairs, trade shows, races and other events throughout North America each year. Through its Featherlite Vantare’® product line, Featherlite is the “Official Luxury Motorcoach” of NASCAR, IRL and SPORTSCAR. For more information about the Company, please visit Featherlite’s website at www.fthr.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Certain statements in this report, and in the Company’s Form 10-K and other filings with the SEC, are forward-looking in nature and relate to trends and events that may affect the Company’s future financial position and operating results. Any statement that is not a historical fact, including those involving estimates, projections, future trends and the outcome of events that have not yet occurred, are forward-looking statements. The words “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements speak only as of the date of this report, are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: our ability to receive waivers of financial covenant violations as necessary, product demand and acceptance of products in each segment of the Company’s markets, fluctuations in the price of aluminum, competition, facilities utilization, the availability of additional capital as may be required to finance any future net liquidity deficiency, and certain other unanticipated events and conditions. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, other than as required by law.